Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Eldorado Resorts, Inc. for the registration of 77,912,040 shares, and to the incorporation by reference therein of our reports dated March 1, 2019, with respect to the consolidated financial statements of Eldorado Resorts, Inc., and the effectiveness of internal control over financial reporting of Eldorado Resorts, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, and the financial statement schedule of Eldorado Resorts included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

October 3, 2019